Exhibit 99.1
Reynolds American Inc.
$2,050,000,000
Senior Secured Credit Facilities
Confidential Information Memorandum
May 2006
Special Notice Regarding Publicly Available Information
Reynolds American Inc. has represented that the information contained in this Confidential Information Memorandum is either publicly available or does not constitute material non-public information with respect to Reynolds American Inc. or its securities. The recipient of this Confidential Information Memorandum has stated that it does not wish to receive material non-public information with respect to Reynolds American Inc. or its securities and acknowledges that other lenders have received a Confidential Information Memorandum that contains additional information with respect to Reynolds American Inc. or its securities that may be material. Neither Reynolds American Inc. nor the Arrangers takes any responsibility for the Recipient’s decision to limit the scope of the information it has obtained in connection with its evaluation of Reynolds American Inc. and the Credit Facilities.

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Table of Contents

NOTICE TO RECIPIENTS			i
LETTER OF AUTHORITY			iv
SYNDICATION CONTACT LIST			v
TRANSACTION TIMETABLE			xvi
FORM OF COMMITMENT ADVICE — REVOLVING CREDIT FACILITY			xvii
FORM OF COMMITMENT ADVICE — TERM LOAN FACILITY			xviii
ADMINISTRATIVE QUESTIONNAIRE			xix
I.	Executive Summary		2
	A.	Introduction	2
	B.	Use of non-GAAP Measurements	2
	C.	Transaction Overview	3
	D.	Sources and Uses of Funds	4
	E.	Pro Forma Capitalization and Credit Statistics	4
	F.	Pro Forma Organizational Structure	5
	G.	Summary Terms of the Financings	7
	H.	Company Overview	8
II.	Investment Highlights		13
III.	Senior Secured Credit Facilities Term Sheet		20
IV.	Business Overview		22
V.	Legal Environment		33
VI.	Industry Overview		38
VII.	Management and Directors		45
VIII.	Historical Financial Overview		52
	A.	Summary Financial Information	52
	B.	2005 Pro Forma Financial Information (Posted separately to IntraLinks)	54
Appendices (Posted to IntraLinks)			56
	A.	RAI Annual Report on Form 10-K for the year ended December 31, 2005	56
	B.	RAI Quarterly Report on Form 10-Q for quarter ended March 31, 2006	56
	C.	RAI Current Report on Form 8-K filed April 25, 2006	56
	D.	Conwood Companies’ Audited Combined Financial Statements for the year ended December 31, 2005	56

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I. Executive Summary

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I. Executive Summary

A. Introduction
On April 24, 2006, Reynolds American Inc. (“RAI”, “Reynolds American”, or the “Company”) entered into an agreement to acquire 100% of the capital stock of a to-be-formed holding company, Conwood Holdings, Inc. (“Conwood Holdings”), the parent company of: Conwood Company, L.P., Conwood Sales Company, L.P., Scott Tobacco LLC, Rosswil LLC, Conwood LLC, Conwood-1 LLC and Conwood-2 LLC (collectively, “Conwood”), a group of companies privately held by the Pritzker family, for an aggregate consideration of $3.5 billion in a cash free and debt free transaction (the “Transaction”). Conwood, headquartered in Memphis, TN, is engaged in the business of developing, manufacturing and marketing smokeless tobacco products and is the #2 player in the moist snuff category. Conwood’s top-selling brands include Grizzly and Kodiak moist snuff and Levi Garrett loose leaf tobacco. For the year ended December 31, 2005, Conwood generated Net Sales of $453 million and EBITDA of $258 million, representing an EBITDA margin of 57%.
Reynolds American’s single reportable operating segment, R.J. Reynolds Tobacco Company (“RJR Tobacco”), is the second-largest cigarette manufacturer in the U.S. RAI was formed in July 2004 to facilitate the combination of the U.S. assets, liabilities and operations of Brown & Williamson Tobacco Corporation, now known as Brown & Williamson Holdings Inc. (“B&W”), with RJR Tobacco. RJR Tobacco’s five largest selling cigarette brands — Camel, Kool, Winston, Salem and Doral — were among the ten best-selling brands of cigarettes in the U.S. in 2005. As of May 9, 2006 Reynolds American had a market capitalization of approximately $16.8 billion and standalone LTM 3/31/06 Net Sales and Adjusted EBITDA of $8.3 billion and $2.0 billion, respectively. Pro forma for the Transaction, Reynolds American would have Net Sales of $8.7 billion and Adjusted EBITDA of $2.3 billion for the twelve months ended December 31, 2005.
Conwood offers Reynolds American a compelling opportunity to enter the moist snuff tobacco category. The Transaction provides Reynolds American with scale in a high margin, growing category of the U.S. tobacco industry, in which it can leverage its subsidiaries’ existing assets, overall scale, and distribution and trade relationships. Conwood is the only company with #1 or #2 market positions in all five smokeless tobacco categories, and is the clear leader in the sub-price-value moist snuff tier, which has experienced significant growth in recent years.
B. Use of non-GAAP Measurements
This Confidential Information Memorandum contains financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include RAI’s and Conwood’s earnings before interest and taxes (“EBIT”), their earnings before interest, taxes, depreciation and amortization (“EBITDA”), their EBITDA margin and adjustments to the foregoing non-GAAP measures. Management believes that presentation of non-GAAP financial measures such as EBIT and EBITDA, and adjustments to those measures, is sometimes useful because it allows investors and management to evaluate and compare the Company’s core operating results from ongoing operations from period to period in a more meaningful and consistent manner than relying exclusively on GAAP financial measures, because non-GAAP measures facilitate comparisons that exclude non-recurring, irregularly occurring and certain non-cash items.
Non-GAAP financial measures should not be considered in isolation or as an alternative to financial measures calculated and presented in accordance with GAAP. Because non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations and definitions, non-GAAP financial measures as used in this Confidential Information Memorandum may not be comparable to other similarly titled measures used by other companies in other disclosures.
Reconciliations of the non-GAAP measures used herein to the most directly comparable GAAP financial measures appear in Section VIII., or else are reconciled in footnotes to financial tables in which such non-GAAP measures appear.

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C. Transaction Overview
The Transaction is expected to be financed through: (i) $2.05 billion of Senior Secured Credit Facilities (the “Credit Facilities”) consisting of a $500 million unfunded five-year Senior Revolving Credit Facility (the “Revolver”) and a six-year $1.55 billion Senior Term Loan Facility (the “Term Loan”); (ii) $1.65 billion of Senior Secured Notes (the “New Notes”); and (iii) $375 million of existing cash on hand. In connection with the Transaction, the Company has engaged Lehman Brothers Inc. (“Lehman Brothers”), J.P. Morgan Securities Inc. (“J.P. Morgan”), Citigroup Global Markets Inc. (“Citigroup”), and General Electric Capital Corporation (“GEC”) as Joint Lead Arrangers (collectively, the “Arrangers”). The new financings are expected to close in late May and will provide Reynolds American with sufficient liquidity as well as significant financial flexibility.

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D. Sources and Uses of Funds
The following table sets forth the estimated sources and uses of funds for the Transaction:
Sources and Uses

($ in millions)

Sources of Funds

New Revolving Credit Facility(1)	$0
New Term Loan	1,550
New Senior Secured Notes	1,650
Excess Cash	375

Total Sources	$3,575

Uses of Funds

Purchase Consideration	$3,500
Estimated Fees and Expenses	75

Total Uses	$3,575

1.	New Revolving Credit Facility to have $500 million commitment.
E. Pro Forma Capitalization and Credit Statistics
The following table sets forth the pro forma capitalization and credit statistics as of March 31, 2006 on an actual basis and as adjusted to reflect the Transaction.
Pro Forma Capitalization and Credit Statistics

($ in millions)	RAI
	LTM 3/31/06		Acquisition		LTM 3/31/06
	Stand-Alone		Adjustments		Pro Forma

Cash and Short-Term Investments	$1,991	(1)	($375)		$1,616

Debt

New Revolving Credit Facility	—	(2)	—		—
New Term Loan Facility	—		1,550		1,550
New Senior Secured Notes	—		1,650		1,650
Existing Secured Notes	1,450		—		1,450
Existing Unsecured Notes	89	(1)	—		89
Other	6		—		6

Total Debt	$1,545		$3,200		$4,745

Shareholders’ Equity	6,718		—		6,718

Total Capitalization	$8,263		$3,200		$11,463

Adjusted EBITDA	$2,038		$258	(3)	$2,296	(4)
Cash Interest Expense	$124		$228		$352

Select Credit Statistics

Total Debt / Adjusted EBITDA	0.8x				2.1x

Adjusted EBITDA / Cash Interest Expense	16.4x				6.5x
(Adjusted EBITDA — Capex) / Cash Interest Expense	15.4x				6.1x
Total Debt / Total Capitalization	18.7%				41.4%

Note: Reconciliations of the non-GAAP measures used herein to the most directly comparable GAAP financial measures appear in Section VIII., or else are reconciled in footnotes to financial tables in which such non-GAAP measures appear.

1.	Pro forma for the repayment of unsecured notes of $190 million due May 2006.

2.	$25 million is currently outstanding under letters of credit.

3.	Conwood EBITDA as of 12/31/05.

4.	Pro forma adjusted EBITDA does not include revenue or cost synergies.

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F. Pro Forma Organizational Structure
Pro Forma Organizational Structure

1.	Guarantees on new debt provided by the material subsidiaries of Conwood Holdings.

2.	Guarantor of Credit Facilities but not New Notes or Exchange Notes. RJR may, but is not obligated to, guarantee the notes at a future date.
Exchange of Existing Senior Secured Notes
In order to simplify the Company’s capital structure and to avoid the creation of multiple credit classes of Senior Secured Notes, RAI has announced its plan to commence an offer to exchange (the “Exchange Offer”) substantially any and all of the existing $1.45 billion Senior Secured Notes (the “RJR Notes”) issued by R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) for new notes issued by RAI with the same guarantees and collateral as the New Notes (the “Exchange Notes”). The Exchange Offer will be conditioned on the completion of the Transaction, but will not be conditioned on a majority of any class of notes exchanging. In connection with the Exchange Offer, RAI plans to solicit the consents of holders of the RJR Notes (the “Consent Solicitation”) to amend the indentures under which the RJR Notes are issued. In the Consent Solicitation, RAI is soliciting the consent of the holders of RJR Notes to eliminate substantially all of the restrictive covenants and one of the events of default contained in the indentures governing the RJR Notes.

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Guarantees and Collateral
New Senior Secured Credit Facilities:
•	Guaranteed by Conwood Holdings and its material subsidiaries, RJR and its subsidiaries (other than RJR Packaging, LLC) that guarantee the existing bank facility of RJR, which will be replaced by the Revolver, as well as Santa Fe Natural Tobacco Company, Inc. (“Santa Fe”) and Lane Limited (“Lane”)

•	Secured by substantially all the assets of Conwood Holdings and its material subsidiaries, and RJR and its subsidiaries that guarantee the existing bank facility (other than RJR Packaging, LLC). Secured by the working capital and intellectual property of Santa Fe and Lane

•	Pledge of stock of Conwood Holdings and its material subsidiaries, RJR, RJR Tobacco, Santa Fe and Lane
New Senior Secured Notes:
•	Guaranteed by all subsidiaries of RAI that guarantee the new Credit Facilities (other than RJR)

•	Secured by the Principal Property of RAI, of Conwood Holdings and its material subsidiaries, and of subsidiaries of RJR that secures the new Credit Facilities

•	Secured by assignment of RAI’s security interest in RJR Tobacco stock

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G. Summary Terms of the Financings
Senior Secured Credit Facilities — Summary of Terms and Conditions

Borrower:	Reynolds American Inc.

Description:	$2.05 billion Senior Secured Credit Facilities consisting of:

(i) $500 million, 5-year Revolving Credit Facility (the “R/C”), undrawn at closing

(ii) $1.55 billion, 6-year Institutional Term Loan Facility (the “T/L”)

Revolver Accordion Feature:	Ability to increase R/C by up to $250 million

Use of Proceeds:	Fund the acquisition of Conwood and general corporate purposes

Guarantees:	Conwood Holdings and its material subsidiaries, RJR and its subsidiaries (other than RJR Packaging, LLC) that guarantee the existing bank facility of RJR, Santa Fe and Lane

Security:	Substantially all the assets of Conwood Holdings and its material subsidiaries, RJR and its subsidiaries that guarantee the existing bank facility (other than RJR Packaging, LLC). Secured by the working capital and intellectual property of Santa Fe and Lane and a pledge of stock of Conwood Holdings and its material subsidiaries, RJR, RJR Tobacco, Santa Fe and Lane

LIBOR Margin:	R/C: L + 200bps, subject to ratings based grid

T/L: L + 200bps

R/C Commitment Fee:	100bps on undrawn portion of the R/C, subject to a ratings-based grid

Term Loan Amortization:	1% per annum; balance due at maturity

Optional Prepayments:	Prepayable at par

Mandatory Prepayments:	Subject to customary carve-outs and baskets:

(i) 100% of Debt offerings (with carveouts)

(ii) 50% of Excess Cash Flow (to be defined) with step-downs to be determined, commencing with fiscal year 2007

Financial Covenants:	(i) Maximum Debt to EBITDA ratio

(ii) Minimum Fixed Charge Coverage Ratio

(iii) Limitation on Capital Expenditures
Senior Secured Notes — Indicative Terms and Conditions

Issuer:	Reynolds American Inc.

Issue:	$1.65 billion Senior Secured Notes (the “Notes Offering”), 144A offering with registration rights

Maturity:	7, 10 and 12 year maturities

Guarantees:	Same as new Senior Secured Credit Facilities (other than RJR)

Security:	Principal Property (as defined in the Notes indenture) of RAI, of Conwood Holdings and its material subsidiaries and of the subsidiaries of RJR that secures the new Credit Facilities, and secured by assignment of RAI’s security interest in RJR Tobacco stock

Optional Redemption:	Make-whole call

Use of Proceeds:	Fund the acquisition of Conwood

Covenants:	Substantially similar to existing RJR Notes including: limitation on liens, limitation on sale-leasebacks, limitation on mergers and consolidations Restriction on RJR’s ability to incur indebtedness

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H. Company Overview
Reynolds American Inc.
     RAI is the parent company of RJR Tobacco, Santa Fe, Lane and R.J. Reynolds Global Products, Inc. (“GPI”). Through its subsidiaries, the Company sells approximately one of every three cigarettes sold in the U.S. and owns five of the nation’s ten best-selling cigarette brands: Camel, Kool, Winston, Salem and Doral. The Company’s subsidiaries also produce or distribute premium hand-made cigars, pipe tobacco and other tobacco products. RAI’s headquarters and primary operations are located in Winston-Salem, North Carolina. As of March 31, 2006, RAI and its subsidiaries had approximately 7,200 full-time employees.
RAI Financial Summary

($ in millions)	Year Ended December 31,				LTM
	2003A	2004A	2004PF	2005A	3/31/2006

Net Sales	$5,267	$6,437	$8,285	$8,256	$8,259

Adjusted EBIT	$727	$1,199	$1,432 (1)	$1,831	$1,852
% margin	13.8%	18.6%	17.3%	22.2%	22.4%
Adjusted EBITDA	$878	$1,352	NA (2)	$2,026	$2,038
% margin	16.7%	21.0%	NA	24.5%	24.7%

Selected Cash Flow and Balance Sheet Items
Capital Expenditures	$70	$92	NA	$105	$128
Cash & Short-Term Investments	1,630	1,972	$1,972	2,706	1,991	(3)
Total Assets	9,677	14,428	14,428	14,519	13,737	(3)
Total Debt	1,727	1,645	1,645	1,748	1,545	(3)
Shareholders’ Equity	3,057	6,176	6,176	6,553	6,718

Credit Statistics
Total Debt/ Adjusted EBITDA	2.0x	1.2x	NA	0.9x	0.8x
Adjusted EBITDA / Total Interest Expense	7.9x	15.9x	NA	17.9x	16.4x
(Adjusted EBITDA-Capex) / Total Interest Expense	7.3x	14.8x	NA	17.0x	15.4x
Total Debt / Total Capitalization	36.1%	21.0%	21.0%	21.1%	18.7%

Note: Reconciliations of the non-GAAP measures used herein to the most directly comparable GAAP financial measures appear in Section VIII., or else are reconciled in footnotes to financial tables in which such non-GAAP measures appear.

1.	Results reflect the reported results of RAI (including the U.S. tobacco business of B&W after January 1, 2004).

2.	Company does not disclose pro forma depreciation and amortization figures.

3.	Pro forma for the repayment of unsecured notes of $190 million due May 2006.

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R.J. Reynolds Tobacco Company
RJR Tobacco is an indirect wholly-owned subsidiary of RAI and is the second-largest cigarette manufacturer in the U.S. RJR Tobacco has approximately 30% market share of U.S. cigarette sales and offers products in both full-price and savings brands tiers. RJR Tobacco maintains facilities in North Carolina, Georgia, Virginia and South Carolina.
RJR Tobacco Business Strategy
In the first quarter of 2005, RJR Tobacco announced a new brand-portfolio strategy intended to focus the organization and its resources on its highest-potential premium brands. The new strategy established three categories of brands: investment brands, selective support brands and non-support brands. Camel and Kool, RJR Tobacco’s investment brands, are its highest-priority brands. Significant resources have been reallocated to focus on accelerating Camel and Kool’s brand equity and market share growth. Camel, RJR Tobacco’s largest and fastest-growing full-price brand, has a track record of consistent share growth and marketplace momentum. Camel’s relevant, powerful and unique “Pleasure to Burn” positioning has made it one of the few full-price brands in the industry that has shown sustained growth. Kool’s heritage and its proven appeal among menthol smokers also provide an excellent platform for future growth. RJR Tobacco believes that excellence in creativity, innovation and execution in the marketplace are the keys to accelerating the growth of Camel and Kool.
RJR Tobacco’s selective support brands include two full-price brands: Winston and Salem, and two savings brands: Doral and Pall Mall. RJR Tobacco’s objective for Winston and Salem is to moderate share declines while optimizing profitability. For the two savings brands, RJR Tobacco’s objective is to maintain a viable presence in the savings tier while optimizing profits. Selective support brands are competitively priced and receive limited marketing support focused primarily on maintaining brand loyalty among their current smokers. Eclipse, a full-price, potentially reduced exposure product that primarily heats, rather than burns tobacco, is also a selective support brand. RJR Tobacco’s non-support brands are managed to maximize their profitability and receive no equity marketing support. In line with this strategy, RJR Tobacco expects continuing significant volume declines in its non-support brands, many of which are higher-margin full-price brands. RJR Tobacco believes that this focused portfolio strategy and continuous productivity improvements will deliver profit growth. Over a longer period of time, RJR Tobacco expects growth in total company market share, as gains in investment brands offset declines in other brands.

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Lane Limited
Lane markets imported cigarettes in the U.S. under such brand names as State Express, Dunhill, Cartier, Craven A, Gauloises Blondes and St. Moritz. Lane also markets imported premium hand-made cigars under the Dunhill label. In addition, Lane produces and sells roll-your-own tobacco, little cigars and pipe tobacco. Lane’s manufacturing facility is owned and located in Tucker, Georgia.
Santa Fe Natural Tobacco Company, Inc.
Santa Fe manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Santa Fe’s primary manufacturing facility is owned and located in Oxford, North Carolina.
R.J. Reynolds Global Products, Inc.
GPI manufactures and exports cigarettes to U.S. territories, U.S. duty-free shops and U.S. overseas military bases, and manages a contract manufacturing business.

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Conwood Business Overview
Conwood is the second-largest player in the growing U.S. moist snuff market and the only company in the tobacco industry that manufactures and sells products in every smokeless tobacco category, including moist snuff (72% of Net Sales), loose leaf (20% of Net Sales), dry snuff, plug and twist. Conwood is best known for its Grizzly and Kodiak moist snuff and Levi Garrett loose leaf brands. As of December 2005, Conwood had a 23% share of the moist snuff category, primarily due to the success of its Grizzly brand (16% category share, 41% price-value tier share). Conwood serves approximately 680 direct customers (primarily tobacco wholesalers and distributors) located in the U.S. Since 2002, Conwood has elected to be taxed as a Subchapter S corporation for federal and most state income taxes. For the year ended December 31, 2005, Conwood generated Net Sales of $453 million and EBITDA of $258 million, representing an EBITDA margin of 57%. As of September 30, 2005, Conwood had approximately 900 total employees (100 part-time) including a sales force of approximately 400 employees.
Conwood Market Share

Category	Conwood Market Share (lbs)		Conwood Market Position

Moist Snuff

-Premium	11	%(1)	#2

-Price-Value(2)	41	%(1)	#1
Moist Snuff Overall	23%		#2

Loose Leaf	30%		#2

Dry Snuff	47%		#1

Plug	55%		#1

Twist	54%		#1

Source: Moist snuff market share data is from Customer Sales Information Report (third party data) (“CSI Data”) as of December, 2005; all other market share data from 3Q 2005 USDA report.

1.	Represents tier share.

2.	“Price-Value” includes both the price-value ($1.50-$2.00 per can) and sub-price-value ($0.75-$1.10 per can) tiers. Prices given are wholesale prices to distributors. Prices to end consumers can vary widely due to state taxes.
Conwood 2005 Financial Summary

Year Ended
($ in millions)	December 31,
2005

Net Sales	$453

Gross Profit	$358
Gross Margin	79.1%

EBIT	$248
% Margin	54.7%
EBITDA	$258
% Margin	57.0%

Selected Cash Flow and Balance Sheet Items
Capital Expenditures	$9
Total Assets	$366
Please refer to Section II. for Conwood Net Sales and EBITDA figures.

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II. Investment Highlights

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II. Investment Highlights

A. RAI Investment Highlights
Market Position and Brand Recognition
RAI’s single reportable operating segment, RJR Tobacco, is the second-largest tobacco company in the U.S. with a 30.0% market share as of March 31, 2006. RJR Tobacco is a major player in the premium and discount tiers and its largest selling cigarette brands were five of the ten best-selling brands in the U.S. in 2005: Camel (#3), Doral (#4), Winston (#6), Kool (#7) and Salem (#9).

U.S. Market Share(1)	Key Brand Portfolio

1.	All market share data is based on information from Information Resources Inc./Capstone Research, Inc.(“IRI”) for Q1-2006.

2.	Represents percentage of total RJR Tobacco volume for the three months ended March 31, 2006.
Conservative Financial Position and Significant Cash Flow Generation
RAI has demonstrated the ability to consistently generate substantial cash flows through its increasing margins, low capital expenditures and low working capital investments. Pro forma for the Transaction, RAI will continue to remain conservatively capitalized, with total leverage of only 2.1x pro forma Adjusted EBITDA. In addition to significant cash balances, RAI will also have access to a new $500 million revolving credit facility, which will replace the existing revolving credit facility held at RJR, to support its ongoing working capital and general corporate requirements. There will be strong cash flow generation, which could be used for debt reduction.
The following table highlights RAI’s Adjusted EBITDA growth.

RAI Adjusted EBITDA

Note:	Reconciliations of the non-GAAP measures used herein to the most directly comparable GAAP financial measures appear in Section VIII., or else are reconciled in footnotes to financial tables in which such non-GAAP measures appear.

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Improving Cigarette Market Trends
U.S. industry fundamentals have improved following the severe pricing pressures that occurred in 2002-2003. Improved industry fundamentals have been driven by a stronger U.S. economy, which has contributed to a reduction in consumer downtrading, and the return to a more normalized pricing environment. Recent price increases have held and industry operating profit has stabilized. Additionally, average state excise tax increases have moderated since 2002.
Since the Master Settlement Agreement (the “MSA”) became effective in 1998, the aggregate market share of deep-discount cigarette companies has grown substantially, driven by their significantly lower pricing, which is partially due to cost advantages for competitors that did not participate in the MSA (refer to Section V. for further discussion of the MSA). The growth in market share of the deep-discount tier has stabilized in recent years due to improved MSA enforcement and reduced pricing gaps between premium and discount cigarettes (refer to Section VI. for detailed discussions on pricing and volumes).

U.S. Cigarette Market — Share of Shipments

Source: IRI.
The profitability of the U.S. cigarette industry and RAI’s operating subsidiaries is impacted by increases in state excise taxes. The cigarette market has experienced a return to a moderated rate of excise tax increases in 2004 and 2005 (compared to an unprecedented 45% rise in 2002). During 2005, only seven states increased their excise taxes.
Weighted Average State Excise Tax(1)

	2000	2001	2002	2003	2004	2005
Wtd. Avg. SET	$0.408	$0.414	$0.600	$0.625	$0.671	$0.769
Change vs. Previous Year	$0.025	$0.006	$0.186	$0.025	$0.046	$0.098
% Change	6.5%	1.5%	44.9%	4.2%	7.4%	14.6%

1.	Weighted average state excise tax for the twelve months ended December 31.

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Improving Litigation Environment
The U.S. cigarette litigation environment has improved in recent years, with a flat to declining caseload since early 2000 resulting in an industry caseload that is significantly lower than in its peak in 1998. As of April 13, 2006, 21 class actions were pending against RJR Tobacco or its affiliates or its indemnitees, down from 41 at the end of 2000. The declining caseload results from the vast majority of individual cases being dismissed prior to trial with fewer cases being filed. RAI estimates that since January 1, 1999, RJR Tobacco has had a success rate of nearly 70% on cases brought to trial. A number of recent decisions further highlight the positive trends in tobacco industry litigation (refer to Section V. for further discussion of the litigation environment).
Focused Business Strategy
RJR Tobacco’s brand portfolio strategy, which took effect at the beginning of 2005, included three categories of brands: Investment (Camel and Kool), selective support (Winston, Salem, Doral, Pall Mall and Eclipse) and non-support brands (all other brands). Although this brand strategy is likely to result in a reduction in aggregate market share in the near to intermediate term, RJR Tobacco expects that over a four-to six-year period, investment in the higher margin Camel and Kool brands will more than offset the market share losses expected in the remaining brands. The new brand strategy is already beginning to drive profitability and long-term growth.

Investment Brand Share Growth	Total Company Share Decline

Note: In April 2006, IRI revised its data to better estimate participants’ shares of U.S. retail cigarette sales. Data provided herein is prior to this revision.
All market share data is based on information from IRI for the twelve months ended December 31, 2005.
Improved Margins and Returns
In September 2003, before the announcement of the business combination with B&W, RJR announced a restructuring plan to save $1 billion in costs annually by 2005. The main features of the stand-alone restructuring included a significant headcount reduction, reduced marketing investment on non-core brands, outsourcing and supply chain efficiencies. The restructuring was completed ahead of schedule, and the target of $1.0 billion in cost reductions was fully achieved. The successful implementation of RJR’s restructuring program has positioned RJR Tobacco to more efficiently and effectively compete in the tobacco industry.
In addition to the restructuring initiatives mentioned above, RAI has also successfully executed the integration of RJR Tobacco and the U.S. businesses of B&W. The integration is drawing to a close, and RAI is on track to achieve annual synergies of $600 million by year-end 2006. The Company realized $75 million of synergies in 2004 and an incremental $350 million of synergies in 2005. These cost savings have been driven by headcount reductions, operations consolidation and eliminations of litigation redundancies. RAI, as a result of these substantial synergies, has sustained high levels of profitability while defending its market position against cost-advantaged competition.

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The Company continues to focus on productivity savings, enabling it to further improve margins and returns. The following table highlights RAI’s margin improvement historically:

RAI Adjusted EBITDA Margins

Note: Data calculated from RAI filings. EBITDA has been adjusted for non-recurring charges. 2004 EBITDA includes results of B&W’s U.S. tobacco business from the date of the business combination.
Experienced Management Team
RAI’s management team has significant industry expertise averaging in excess of 20 years. Led by Chairman and CEO Susan Ivey, who has worked in the cigarette industry for 25 years, the current management team is highly experienced and well-regarded. The experience, stability and leadership of senior management has been a significant factor in the Company’s strong operating performance.
Reynolds Senior Management Team

Name	Age(1)	Tenure at RAI(2)	Position
Susan M. Ivey	47	25	Chairman, President and Chief Executive Officer
Lynn J. Beasley	48	24	President and Chief Operating Officer of RJR Tobacco
Charles A. Blixt	54	21	Executive Vice President, General Counsel and Assistant Secretary
Jeffrey A. Eckmann	53	26	Executive Vice President — Strategy and Business Development
Dianne M. Neal	46	18	Executive Vice President and Chief Financial Officer

1.	Age as of May 1, 2006.
2.	Years of experience at RAI, BAT, or their respective affiliates.

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B. Conwood Investment Highlights
Attractive, Growing Tobacco Category
Conwood offers RAI a compelling opportunity to enter the attractive smokeless tobacco market and, in particular, the fast-growing and highly profitable moist snuff category.
In contrast with the broader tobacco industry, the moist snuff category has experienced significant volume growth in recent years. U.S. moist snuff volumes have grown at an average rate of approximately 4% per year over the past five years. Growth is attributable to an expanding consumer base, many of whom are dual users of moist snuff and cigarettes. For many, moist snuff represents an increasingly acceptable alternative to cigarettes due to its lower perceived health risk profile.
Strong Market Position
Conwood is the #2 competitor in the smokeless tobacco market (by market volume) and is the only company to offer products in all five smokeless tobacco categories (holding #1 or #2 market positions in each). Conwood’s moist snuff market share has increased from 9.2% in 1986 to 22.8% in November 2005. Its recent growth has been driven by the introduction of the Grizzly brand, which was the first significant brand launched in the sub-price-value tier. Despite the introductions of sub-price-value brands by two major competitors in the last three years, Grizzly has continued to take market share and currently accounts for 41% of the price-value tier. Kodiak has also been a well-recognized premium brand (11% premium tier share) for the past 25 years.
2005 Moist Snuff Market Share Data(1)

By Manufacturer	By Brand

1.	Source: AC Nielsen, for the 52-weeks ended December 31, 2005 — scanning channel data only.
Track Record of Growth, High Margins and Strong Cash Flow
Over the past 20 years, Conwood’s Net Sales have increased at a CAGR of 5.4% and its operating margins have improved from approximately 30% to nearly 55%. In 2005, Conwood generated substantial pro forma cash from operations of $168 million, or 37.2% of Net Sales (although Conwood is currently an S-Corp, results are pro forma for C-Corp tax obligations using an assumed tax rate of 39%).

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Conwood Financial Overview — 2001 - 2005

Net Sales	EBITDA

Note: Beginning in 2004, Conwood treated its promotional expenses as a reduction in Net Sales, rather than as operating expenses. Sales, Gross Profit and operating margin figures for the years 2001-2003 are reduced by $0.5, $18.1 and $19.7 million, respectively, to reflect this accounting policy change.
Limited Litigation Risk
The smokeless tobacco industry has experienced relatively minimal product litigation. There are few individual cases and no significant class action suits or industry-wide product liability litigation actions pending against the U.S. smokeless tobacco industry. Over the past ten years, Conwood has been a defendant in less than fifteen product liability cases and to date, has made no settlement or judgment payments in any case.
For more information regarding smokeless tobacco litigation, please refer to the Conwood Companies’ Audited Combined Financial Statements for the year ended December 31, 2005, attached as Appendix D.

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III. Senior Secured Credit Facilities Term Sheet

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III. Senior Secured Credit Facilities Term Sheet

To be posted separately to IntraLinks.

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IV. Business Overview

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IV. Business Overview

Reynolds American Inc.
A.	General
Reynolds American Inc. was incorporated as a holding company in the state of North Carolina on January 5, 2004, and its stock is listed on the NYSE under the symbol RAI. RAI was formed to facilitate the July 2004 combination of the U.S. assets, liabilities and operations of B&W with RJR Tobacco. The headquarters and operations of each of RAI and RJR Tobacco are located in Winston-Salem, North Carolina.
RJR Tobacco’s largest selling cigarette brands, Camel, Kool, Winston, Salem and Doral, were five of the ten best-selling brands of cigarettes in the U.S. in 2005. Those brands, and its other brands, including Pall Mall, Eclipse, Misty, Capri, Carlton, Vantage, More and Now, are manufactured in a variety of styles and marketed in the U.S. to meet a range of adult smoker preferences.
RAI’s wholly-owned subsidiaries include the following:
•	RJR Tobacco, which is RAI’s one reportable operating segment;

•	Santa Fe, a manufacturer and distributor of cigarettes and other tobacco products under the Natural American Spirit brand;

•	Lane, a manufacturer and distributor of several cigar, roll-your-own and pipe tobacco brands, including Dunhill and Captain Black tobacco products; and

•	GPI, a manufacturer and exporter of cigarettes to U.S. territories, U.S. duty-free shops and U.S. overseas military bases, and a manager of cigarette contract manufacturing.
As of the year ended December 31, 2005, RAI’s operating subsidiaries had domestic cigarette volume of 110 billion units and approximately 30% share of the U.S. cigarette market. For the year ended December 31, 2005, the Company generated Net Sales and Adjusted EBITDA of $8.3 billion and $2.0 billion, respectively.
B.	Brand Portfolio Strategy
     RJR Tobacco’s brand portfolio strategy, which took effect at the beginning of 2005, established three categories of brands: investment, selective support and non-support. The investment brands are Camel and Kool, which receive significant resources focused on accelerating their share-of-market growth. The selective support brands include two full-price brands, Winston and Salem, and two savings brands, Doral and Pall Mall, all of which receive limited support in an effort to optimize profitability. Eclipse, a full-price, potentially reduced exposure product that primarily heats, rather than burns tobacco, is also a selective support brand. The non-support brands are managed to maximize near-term profitability. RJR Tobacco expects that, over a four-to six-year time frame, this focused portfolio strategy will result in growth in its total market share, as gains on investment brands offset declines among other brands.

Brand Portfolio Strategy
		Market
Brand	Portfolio Strategy	Share (%)(1)	Rank	Volume (%)(2)
	Investment	7.20%	#3	22%
	Selective Support	4.42%	#4	16%
	Selective Support	3.86%	#6	13%
	Investment	3.09%	#7	11%
	Selective Support	2.10%	#9	7%

1.	All market share data is based on information from IRI for Q1- 2006.

2.	Represents percentage of total RJR Tobacco volume for the three months ended March 31, 2006.

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R.J. Reynolds Tobacco Company
Investment Brands

Camel
Camel has enjoyed nearly a century as a well-recognized brand. Introduced in 1913, Camel became RJR Tobacco’s first major cigarette brand and the country’s first nationally marketed cigarette. Camel’s unique blend of flue-cured, burley and exotic Turkish tobaccos made it the nation’s No. 1 selling brand just four years after its introduction. Camel’s combination of a classic nature and contemporary flair reinforce the brand’s position as a flavorful cigarette with a rich heritage.
Camel promotes three different families of flavor: Classic, Turkish and Exotic Blends. The Classic styles, which represent the bulk of the brand’s business, offer rich tobacco taste. Camel’s Turkish family offers smooth and mellow versions of the brand’s distinctive flavor. Camel Exotic Blends, a line of premium-priced, limited-edition luxury blends, offer adult smokers indulgent taste signatures.
Camel, RJR Tobacco’s largest full-price brand, has a track record of consistent share growth and marketplace momentum. The brand’s relevant and unique positioning has made it one of the few full-price brands in the industry that has shown sustained growth. In the second quarter of 2006, Camel will introduce Camel Snus, a smokeless, spitless tobacco product, in test markets.

Kool
Launched in 1933, Kool was the first menthol brand to gain nationwide distribution and it quickly became one of the world’s most famous menthol cigarettes.
Kool is distinctive among menthol cigarettes as it delivers an intense menthol smoking experience that is bold, yet smooth. Kool achieves its balance of rich tobacco taste by combining specially blended tobaccos with the fresh flavor that comes from 100% natural menthol. The fusion of tobacco and menthol is symbolized by the interlocking “O’s” in the Kool logo, which are present today in much the same form as on the original packaging.
Kool’s image and brand personality is demonstrated through dynamic advertising and relevant lifestyle programs, which continue to drive its position as a leading premium brand. Kool celebrates the energy created by diverse cultures, music and fashion, and the brand draws its energy and inspiration from the intensity of vibrant, urban life. Kool captures a sense of boldness, confidence and self-expression, combining it into a unique brand experience. Kool’s heritage and proven appeal among adult smokers of competitive menthol brands provide an excellent platform for future growth.

Selective-Support Brands

Winston
Winston was introduced in 1954 and became the first nationally popular filtered cigarette. By 1966, Winston had become the best-selling cigarette in the U.S., a position it held for 10 years. Winston remains one of the country’s top-10 cigarette brands. Winston’s “Leave the Bull Behind” attitude is backed by its unique, additive-free product point-of-difference — naturally smooth tobacco taste.

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Salem
Salem was introduced in 1956 as the first filtered menthol cigarette. Salem eventually dominated the menthol category, becoming one of the world’s best-selling brands. Salem remains one of the best-selling menthol brands in the U.S. Salem stands apart from other menthol cigarettes with its imaginative “Stir the Senses” positioning, innovative packaging and distinctive product blends.

Doral
Doral was introduced in 1969 and repositioned in 1984 as a savings brand, becoming the first branded cigarette to compete in the growing value tier. Doral quickly became, and continues to be, the leading U.S. savings brand. The brand’s “Imagine Getting More” positioning builds on Doral’s core promise, “offering adult smokers more value for their money.” The brand will continue to fulfill this promise through its primary communication vehicles, the successful and long-running Doral & Company relationship-marketing program and its popular Web site.

Pall Mall
Pall Mall was introduced in 1899 as one of the world’s first premium cigarettes. In 1939, Pall Mall launched the first “king-size” (85 millimeter) cigarette; in 1966 the brand launched the first 100-millimeter cigarette, both giving adult smokers more value for the same amount of money. In 2001, the brand was re-launched nationally as the “new filtered” Pall Mall, a savings cigarette that tastes smooth, burns slower and lasts longer. The brand is successful as it offers premium quality combined with smooth smoking satisfaction and a noticeable product point of difference.

Eclipse
Eclipse is a new-generation cigarette that primarily heats, rather than burns, tobacco. Compared to other cigarettes, Eclipse reduces secondhand smoke by 80%, produces no ashes and leaves no lingering odor or visible staining on glass or fabrics. Based on extensive scientific studies, RJR Tobacco has also concluded that Eclipse may present less risk of certain, but not all, smoking-related diseases when compared to other cigarettes. Eclipse demonstrates RJR Tobacco’s commitment to developing products that have the potential to reduce the risks associated with smoking.

Non-Support Brands
Non-support Brands include among others: Barclay, Belair, Capri, Carlton, GPC, Lucky Strike, Misty, Monarch, More, Now, Private-Label Brands, Tareyton, Vantage and Viceroy.

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“Specialty Brands”
Marshall McGearty

Marshall McGearty Tobacco Artisans
In the fourth quarter of fiscal year 2005, RJR Tobacco opened the Marshall McGearty Tobacco lounge in Chicago as an age-restricted venue, which sells its new premium Marshall McGearty Tobacco Artisans cigarette brand.

Lane

Premium Cigarettes
Lane is responsible for the U.S. marketing of the Dunhill and State Express 555 premium cigarette brands under an arrangement with British American Tobacco p.l.c. Lane markets the Cartier brand, Craven A cigarettes manufactured in both Jamaica and Canada, and Gauloises and Gitanes cigarettes on behalf of Altadis. It also manufactures and markets the St. Moritz cigarette brand.

Pipe Tobacco
Lane’s Captain Black is one of America’s leading pipe-tobacco brands, accounting for 12.1% of pipe tobacco sold in the U.S. Lane’s other major popular-priced tobacco brand, Sir Walter Raleigh, with 5.1% of sales, was initially sold regionally, beginning in 1884, with national distribution dating from 1927. Lane is represented in the value market tier with its Smoker’s Pride brand, which represents 7.5% of U.S. pipe-tobacco sales volume. Lane produces bulk pipe-tobaccos for specialist smoke shops, and these bulk blends account for 9.6% of U.S. sales volume. Lane also produces private label pipe-tobaccos, which accounted for 7.8% of U.S. pipe-tobacco sales in 2003. In total, Lane’s pipe-tobacco production accounts for some 43.6% of the U.S. pipe-tobacco sales volume.

Santa Fe

Natural American Spirit
Natural American Spirit is a rapidly growing brand that features cigarettes made with 100% certified organic and additive free tobacco. The product line was created based on the traditional American Indian usage of tobacco — in moderation and in its natural state.

C. Marketing
RAI’s operating subsidiaries are committed to building and maintaining a portfolio of profitable brands. RJR Tobacco’s marketing programs are designed to strengthen brand image, build brand awareness and loyalty, and convert adult smokers of competing brands. In addition to building strong brand equity, RJR Tobacco’s marketing approach utilizes a retail pricing strategy and includes discounting at retail, to defend certain brands’ shares of market against competitive pricing pressure. RJR Tobacco’s competitive pricing includes list price changes, discounting programs, such as retail buydowns, free product promotions and consumer coupons. Retail buydowns refer to payments made to the retailer to reduce the price that consumers pay at retail. Free product promotions include offers such as “Buy 2 packs, Get 1 pack free.” The cost of free product promotions is recorded in cost of goods sold. Consumer coupons are distributed by a variety of methods, including in, or on, the cigarette pack and by direct mail.

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RJR Tobacco provides trade incentives through trade terms, wholesale partner programs and retail incentives. Trade discounts are provided to wholesalers based on compliance with certain terms. The wholesale partner programs provide incentives to RJR Tobacco’s direct buying customers based on performance levels. Retail incentives are paid to retailers based on compliance with RJR Tobacco’s contract terms.
During 2005, Camel’s filtered styles accelerated their growth based on the strength of the brand’s equity, driven by its “Pleasure to Burn” positioning. In addition, RJR Tobacco launched Turkish Silver in April 2005. Initiatives launched in prior years to actively market Camel’s three distinct product families: Classic, Turkish and Exotic Blends — also contributed to the brand’s performance in 2005.
During 2005, RJR Tobacco introduced Kool’s “Be True” advertising campaign to support Kool’s future growth potential. Kool’s full-year share of market increased in 2005 to its highest level since 1999 due to this and other initiatives to strengthen its appeal among adult menthol smokers.
The combined market share of the investment brands during 2005 showed improvement over 2004. However, the decline in share of selective support and non-support brands more than offset the gains on the investment brands. This decline was partially driven by RJR Tobacco’s strategic shift in 2005 to allocate a higher percentage of marketing resources to the investment brands. Among the selective support brands, Pall Mall continued to show slight share growth in 2005. Eclipse continues to be sold in limited distribution throughout the country and is supported by a cost-efficient marketing plan. Through 2005, share loss of non-investment brands has moderated.
RJR Tobacco expects that, over a four-to six-year time frame, this focused portfolio strategy will result in growth in total company share, as gains on investment brands offset declines in other brands.
During 2005, Santa Fe’s Natural American Spirit brand grew share and volume, demonstrating the continuing strength of the brand’s equity and premium positioning. Lane grew its volume in the roll-your-own category, in addition to its volume in Dunhill, its primary cigarette brand.
Anti-smoking groups have attempted to restrict cigarette sales, cigarette advertising and the testing and introduction of new cigarette products. The MSA (see Section V. for MSA discussion) and other state settlement agreements and other federal, state and local laws restrict utilization of television, radio or billboard advertising and certain other marketing and promotional tools for cigarettes. RAI’s operating subsidiaries continue to use advertisements in magazines where the vast majority of readers are adults 18 years of age or older, direct mailings and other means to market its brands and enhance their appeal among age-verified adult smokers. RAI’s operating subsidiaries continue to advertise and promote at retail cigarette locations and in adult venues where permitted.
D. Manufacturing and Distribution
RJR Tobacco owns its cigarette manufacturing facilities, two of which are located in the Winston-Salem, North Carolina area: Tobaccoville, a two-million square-foot facility constructed in 1985; and the Whitaker Park complex, which includes a one-and-one-half million square-foot plant, RJR Tobacco’s Central Distribution Center and a pilot plant for trial manufacturing of new products. As a result of the business combination, RJR Tobacco also owns the former B&W manufacturing facility in Macon, Georgia. RJR Tobacco expects to close the Macon plant in 2006 and sell the facility thereafter. After the closure of the Macon plant, RJR Tobacco will have a combined production capacity of approximately 160 billion cigarettes per year.
RJR Tobacco sells its cigarettes primarily to distributors, wholesalers and other direct customers, some of which are retail chains. RJR Tobacco distributes its cigarettes primarily to public warehouses located throughout the U.S. that serve as local distribution centers of its customers. No significant backlog of orders existed at December 31, 2005 or 2004.
Sales made by RJR Tobacco to McLane Company, Inc., a distributor, comprised 25%, 27% and 31% of RAI’s consolidated revenue in 2005, 2004 and 2003, respectively. No other customer accounted for 10% or more of

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RAI’s revenue during those years. RJR Tobacco’s sales to McLane are not governed by any written supply contract; however, McLane and RJR Tobacco are parties to an arrangement, whereby RJR Tobacco observes McLane’s inventory to manage the supply and level of McLane’s inventory. McLane and RJR Tobacco are also parties to certain contracts in which consideration is based on McLane’s compliance with specified performance levels and incentive terms.
RAI’s operating subsidiaries’ Net Sales to foreign countries for the years ended December 31, 2005, 2004 and 2003 were $548 million, $304 million and $94 million, respectively.
E. Raw Materials
In its production of cigarettes, RJR Tobacco uses U.S. and foreign burley and flue-cured leaf tobaccos, as well as Oriental tobaccos grown primarily in Turkey and Greece. RJR Tobacco believes there is sufficient supply in the worldwide tobacco market to satisfy its current and anticipated production requirements.
RJR Tobacco purchases the majority of its U.S. flue-cured and burley leaf directly through contracts with tobacco growers. These short-term contracts are frequently renegotiated. RJR Tobacco believes its relationship with its suppliers is good.
On October 22, 2004, the President signed legislation eliminating the U.S. government’s tobacco production controls and price support program. The buyout is funded by a direct quarterly assessment on every tobacco product manufacturer and importer, on a market-share basis measured on volume to which federal excise tax is applied. The aggregate cost of the buyout to the industry is approximately $9.9 billion, including approximately $9.6 billion payable to quota tobacco holders and growers through industry assessments over ten years, and approximately $290 million for the liquidation of quota tobacco stock. RAI’s operating subsidiaries estimate that their overall share of the assessment will approximate $2.4 billion ($2.9 billion prior to the deduction of permitted offsets under the MSA).
Under the terms of settlement agreements with flue-cured and burley tobacco growers, and quota holders in connection with the DeLoach class action litigation (for more information regarding DeLoach, please refer to RAI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006), RJR Tobacco is required, among other things, to purchase minimum amounts of U.S. flue-cured and burley tobacco, subject to adjustment based on its annual total requirements for each type of tobacco.
F. Research and Development
RJR Tobacco’s research and development activities are located in the Bowman Gray Technical Center in its Whitaker Park complex. Scientists and engineers at this facility continue to work to create more efficient methods of preparing tobacco blends, as well as develop product enhancements, new products and packaging innovations. A focus for research and development activity is the development of potentially reduced exposure products, which may ultimately be recognized as products that present reduced risks to health. RJR Tobacco’s research and development expenses for the years ended December 31, 2005, 2004 and 2003 were $53 million, $48 million and $54 million, respectively.
G. Intellectual Property
RAI’s operating subsidiaries own or have the right to use numerous trademarks, including the brand names of their cigarettes and the distinctive elements of their packaging and displays. RAI’s operating subsidiaries’ material trademarks are registered with the U.S. Patent and Trademark Office. Rights in these trademarks in the U.S. will last as long as RAI’s subsidiaries continue to use the trademarks. The operating subsidiaries consider the distinctive blends and recipes used to make each of their brands to be trade secrets. These trade secrets are not patented, but RAI’s operating subsidiaries take appropriate measures to protect the unauthorized disclosure of such information.

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In 1999, RJR Tobacco sold most of its trademarks and patents outside the U.S. in connection with the sale of its international tobacco business to Japan Tobacco Inc. The sale agreement granted Japan Tobacco Inc. the right to use certain of RJR Tobacco’s trade secrets outside the U.S., but details of the ingredients or formulas for flavors and the blends of tobacco may not be provided to any sub-licenses or sub-contractors. The agreement also generally prohibits Japan Tobacco Inc. and its licensees and sub-licensees from the sale or distribution of tobacco products of any description employing the purchased trademarks and other intellectual property rights in the U.S. In 2005, GPI acquired from Japan Tobacco Inc., its U.S. duty-free and U.S. overseas military businesses relating to certain brands.
In addition to intellectual property rights it directly owns, RJR Tobacco has certain rights with respect to BAT intellectual property that were available for use by B&W prior to the completion of the combination transactions.
H. Employees
At March 31, 2006, RAI and its subsidiaries had approximately 7,200 full-time employees and approximately 200 part time employees. Of the 7,200 full-time employees, approximately 350 were located at the former B&W facilities. The Macon facility production and maintenance employees are covered by collective bargaining agreements that extended their employment through the anticipated facility closure in mid-2006. No other employees of RAI or its subsidiaries are unionized. On April 3, 2006, the United Tobacco Alliance, a partnership between two unions, the Bakery, Confectionery, Tobacco Workers and Grain Millers International Union and the International Association of Machinists and Aerospace Workers, petitioned the National Labor Relations Board to attempt to unionize some or all of RJR Tobacco’s manufacturing workforce. Previously, on March 3, 2005, RJR Tobacco’s production and maintenance employees employed in North Carolina voted not to be represented by the IAM by a two-to-one margin. An election among eligible RJR Tobacco employees will be held May 11 and 12, 2006.

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Conwood
A. General
Conwood is engaged in the development, manufacture and marketing of smokeless tobacco products and is the only company in the industry offering products in each of the five smokeless tobacco categories: moist snuff, loose leaf, dry snuff, plug and twist.
Conwood has made significant contributions to the development of the smokeless tobacco industry. Products such as Levi Garrett, Hawken, Kodiak and Grizzly achieved consumer acceptance rapidly following introduction and have had a significant impact on the marketing of smokeless tobacco products. Conwood has also been responsible for innovations in the packaging of smokeless products, including the development of a foil pouch for chewing tobacco and a plastic can for moist snuff.
Conwood is not and has never been engaged in the production, distribution or sale of cigarettes, cigars or pipe tobacco, although for a short time following the 1952 acquisition of Scott Tobacco, Conwood manufactured “roll-your-own” tobacco.

Conwood Product Breakdown — 2005
Net Sales	Gross Profit

1.	Percentage of total Conwood Net Sales.
2.	Percentage of total Conwood Gross Profit.
Conwood’s products are sold under 29 distinct brands, two of which (Levi Garrett and Taylor’s Pride) have products in more than one product category. Brands are differentiated on the basis of price, flavor, cut and size. Popular brands are often extended by introducing new flavors and cuts, especially in the moist snuff category.
Recently, moist snuff has experienced significant growth while the other four smokeless categories have experienced declining unit sales. Although Conwood’s total pounds shipped has declined at a compound annual growth rate of (1.4)% over the last 20 years, this volume decline is in large part a result of the shift in popularity to moist snuff (which is sold in 1.2-ounce cans) from loose leaf (which is sold in 3-ounce pouches). For the past two years, total pounds shipped have increased due to the accelerated demand for moist snuff products.
Over the same 20-year period, sales and operating income have increased at compounded growth rates of 5.4% and 8.8%, respectively. The inverse trend between dollar sales and pound sales is explained by a combination of the effects of rising prices and the shift in product mix to moist snuff, which generally carries higher per-pound prices than other smokeless products.
Although pound volumes in non-moist snuff categories have experienced a declining trend over time, price increases have mitigated or in some cases entirely offset, the effect on net sales dollars. In the moist snuff category, the change in sales mix toward price-value products amid strong unit sales growth have caused pound volumes to increase faster than sales between 2002 and 2005.

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B. Products

Product	Description

Moist Snuff Cut moist tobacco leaf, flavored and packaged in round cans. Conwood brands include Kodiak and Hawken in the premium tier and Grizzly and Cougar in the price-value tier.

Loose Leaf Shredded tobacco which is sweetened, flavored and packaged in a foil pouch. Conwood brands include H.B. Scott’s, Levi Garrett, Morgan’s, Peachey, Taylor’s Pride and Union Workman.

Dry Snuff
 Finely powdered tobacco, sometimes flavored, packaged in a paper or tin-can or a plastic tumbler or bottle. Conwood brands include Dental (Mild or Sweet), Honest, Levi Garrett, Peach, Tube Rose and W.E. Garrett Sweet.

Plug
 A dry moist cake form of tobacco packaged in a foil pouch or cellophane wrapper. Conwood brands include Black Maria, Bloodhound, Bull of the Woods, Cannon Ball, Levi Garrett, Sun Cured and Taylor’s Pride.

Twist
 A leaf tobacco formed and twisted by hand and packaged in a cellophane or foil wrapper. Conwood brands include Cotton Boll, Cumberland, Kentucky King (or Regular), Mammoth Cave, Moore’s Red Leaf, R.T. Junior, Rough Country, Samson’s Big 4 and Warren Country.

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Moist Snuff
Moist snuff is the most popular category of the smokeless tobacco market and is Conwood’s largest category accounting for 72% and 74% of total Conwood 2005 Net Sales and Gross Profit, respectively. Moist snuff is flavored, cut moist tobacco leaf that is packaged in plastic cans. Conwood developed its moist snuff market presence internally with the introduction of Hawken in 1980 and subsequently with Kodiak (that same year), Cougar (1998) and Grizzly (2001).
Conwood’s customers are located in the U.S. and primarily consist of tobacco wholesalers and distributors that sell its products to convenience stores, discount tobacco outlets and supermarkets. Conwood has approximately 680 regular customers, of which the top five accounted for approximately one-third of its sales in 2004. Management estimates that Conwood’s direct customers sell its products to approximately 220,000 retailers throughout the U.S.
Smokeless tobacco companies face significant restrictions as to how, where and to whom they can market their products so that communications are targeted only to adult consumers. Conwood adheres strictly to this policy. Sampling and point-of-sale marketing are the predominant methods for promoting smokeless tobacco products. Conwood’s samples are distributed to adult consumers in places such as sporting events, manufacturing facilities, construction sites and urban areas.
In addition, Conwood at times advertises its products in various publications that promote an outdoor active lifestyle. Certain of Conwood’s competitors employ a focused marketing effort on building a product presence at sporting events, concerts and other events. Although Conwood has and continues to use these marketing strategies, it believes its most efficient marketing channels are those described above.
Conwood’s marketing activities aimed toward the dry snuff, plug and twist categories are minimal.

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V. Legal Environment

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V. Legal Environment

A. Overview
Various legal proceedings, including litigation claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco or its affiliates, including RAI and RJR, or indemnitees, including B&W. In connection with the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W on July 30, 2004, RJR Tobacco agreed to indemnify B&W and its affiliates against, among other things, any litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco and its affiliates, including RAI and RJR; cases brought against both RJR Tobacco, its affiliates and B&W; and cases brought solely against B&W and assumed by RJR Tobacco in the business combination.
During the first quarter of 2006, process in 17 tobacco-related cases was served against RJR Tobacco or its affiliates or indemnitees, including B&W. On March 31, 2006, there were 1,281 cases (including 964 individual smoker cases pending in West Virginia state court as a consolidated action) pending in the U.S. against RJR Tobacco or its affiliates or indemnitees, including B&W, as compared with 1,351 on March 31, 2005, pending against RJR Tobacco or its affiliates or indemnitees, including B&W, and 1,334 on March 31, 2004, pending against RJR Tobacco or its affiliates or indemnitees, without reference to B&W.
As of April 13, 2006, 1,282 tobacco-related cases were pending against RJR Tobacco or its affiliates or indemnitees: 1,274 in the U.S.; three in Puerto Rico; three in Canada; one in the Virgin Islands and one in Israel. Of the 1,282 total cases, 35 cases are pending against B&W that are not also pending against RJR Tobacco. The U.S. case number does not include the 2,626 Broin II cases, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke (“ETS” or “secondhand smoke”), in aircraft cabins, pending as of April 13, 2006, and discussed in RAI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

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RJR Tobacco — Pending U.S. tobacco-related cases by state
The following table lists the number of U.S. tobacco-related cases by state that were pending against RJR Tobacco or its affiliates or indemnitees as of April 13, 2006:

	Number of
State	U.S. Cases
West Virginia	968	(1)
Florida	95
Mississippi	51
Missouri	30
New York	25
Maryland	23
Louisiana	21
California	13
Illinois	8
Alabama	3
Pennsylvania	3
Washington	3
Georgia	3
Minnesota	4
District of Columbia	3
Tennessee	3
Connecticut	2
Michigan	2
Oregon	2
Delaware	2
Texas	1
Ohio	1
Kansas	1
North Carolina	1
New Mexico	1
South Dakota	1
Massachusetts	1
Vermont	1
New Jersey	1
Indiana	1

Total	1,274

1.	964 of the 968 cases are pending as a consolidated action.
Of the 1,274 pending U.S. cases, 47 are pending in federal court, 1,226 in state court and one in tribal court.

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RJR Tobacco — Categories of Pending U.S. tobacco-related cases
The following table lists the categories of the U.S. tobacco-related cases pending against RJR Tobacco or its affiliates or indemnitees as of April 13, 2006:

RJR Tobacco’s
Case Numbers as of
Case Type	13-Apr-06
Individual Smoking and Health	1,226
Flight Attendant — ETS (Broin II)	2,626
Class-Action	21
Governmental Health-Care Cost Recovery	3
Other Health-Care Cost Recovery and Aggregated Claims	3
Master Settlement Agreement-Enforcement and Validity(1)	4
Asbestos Contribution	1
Antitrust	7
Other Litigation	9

1.	These case numbers do not include 26 NPM Adjustment cases that were filed after April 13, 2006.
In July 2000, a jury in the Florida state court case Engle v. R. J. Reynolds Tobacco Co. rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively. RJR Tobacco, B&W and the other defendants appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs asked the Florida Supreme Court to review the case. On May 12, 2004, the Florida Supreme Court accepted the case. Oral argument occurred on November 3, 2004. Although RJR Tobacco remains confident in the bases for appeal in this case, it cannot predict the final outcome of the appellate process.
B. Master Settlement Agreement (MSA)
In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA, with 46 U.S. states and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state. The MSA and other state settlement agreements:
•	settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions;

•	released the major U.S. cigarette manufacturers from various additional present and potential future claims;

•	imposed future payment obligations on RJR Tobacco, B&W and other major U.S. cigarette manufacturers; and

•	placed significant restrictions on their ability to market and sell cigarettes.
The aggregate cash payments made by RJR Tobacco under the MSA and other state settlement agreements were $1.8 billion in 2003, $2.0 billion in 2004 and $2.7 billion in 2005. These amounts do not include payments made in connection with B&W’s U.S. brands prior to July 30, 2004. RJR Tobacco estimates its payments, including payments made in connection with B&W’s U.S. brands acquired in the business combination, will be approximately $2.6 billion in each of 2006 and 2007 and will exceed $2.7 billion thereafter. These payments are subject to adjustments for, among other things, the volume of cigarettes sold by RJR Tobacco, RJR Tobacco’s market share and inflation. See “—Governmental Health-Care Cost Recovery Cases — MSA and Other State Settlement Agreements” and “—MSA — Enforcement and Validity” in RAI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. RJR Tobacco records the allocation of settlement charges as products are shipped.

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For more information regarding tobacco and other litigation, please refer to Note 7 to RAI’s financial statements for the quarter ended March 31, 2006, included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, attached as Appendix B.

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VI. Industry Overview

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VI. Industry Overview

Cigarettes
Overview
RAI’s operating subsidiaries primarily conduct business in the highly competitive U.S. cigarette market, which is comprised of a few large manufacturers and many smaller participants. The U.S. cigarette market is a mature market and has faced recent challenges, including extensive litigation and regulation, changing social attitudes and general price increases. Despite these challenges, the decline in cigarette consumption has continued to moderate. The industry is also beginning to benefit from an improving litigation environment.
Volume Trends
U.S. cigarette shipments as tracked by Management Science Associates, Inc., decreased at a compound annual rate of 1.6% from 1987 through 1997. Following price increases related to the MSA, volumes declined significantly by 4.6% in 1998 and 9.0% in 1999. Volume declines have since moderated to a 2.6% compound rate for the 2001 to 2005 period.
Historical U.S. Cigarette Volume
Source: MSAi.
U.S. industry shipments are forecasted to decline approximately 2-3% per year for the next five years.
Industry Price Tiers
Tobacco industry competitors tend to divide cigarette categories into three tiers: full-price, Big 3 Savings and Non-Big 3 Savings. Tiers are primarily determined by the price per carton, with the deep-discount cigarettes included in the Non-Big 3 Savings tier.
Full-price brands are generally the best-known brands to the public. These brands have historically had considerable funds spent to support them through marketing and advertising, as well as through discounts, coupons and buydowns. The Savings tier, however, is defined primarily by price with customers more concerned with affordability rather than quality and name recognition.

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2005 SHIPMENT SHARE BY TIER
Source: MSAi.
Pricing
In the past decade, deep-discount brands have grown significantly, especially in the five years following the signing of the MSA.
In response to deep-discount pricing and other pricing pressures in the marketplace, the major manufacturers increased promotional spending significantly and, in some cases, lowered their wholesale list prices. The growth of the deep-discount tier has moderated since 2002.
IMPACT OF PRICE GAPS ON “BIG-3” MARKET SHARE
Source: IRI.
Competition
RAI’s operating subsidiaries’ primary competitors include Philip Morris USA Inc. (“PMUSA”), a subsidiary of Altria Group, Inc., and Lorillard Tobacco Company (“Lorillard”), an indirect subsidiary of the Loews Corporation, as well as manufacturers of deep-discount brands.
Approximately 90% of the highly competitive U.S. cigarette market is held by the “Big Three” U.S. tobacco companies (RJR Tobacco, PMUSA and Lorillard). Although these industry leaders have seen their collective market share decline over the past seven years due to competition from smaller tobacco companies with lesser MSA cost burdens, they regained some of that lost share in 2004 and 2005. RJR Tobacco remains second in retail market share to industry leader PMUSA.

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Key Brands

Company	Premium Brands	Discount Brands
RJR Tobacco	Camel, Kool, Winston, Salem, Barclay, Belair, Capri, Carlton, Eclipse, Lucky Strike, More, Now, Raleigh, State Express, Tareyton, Vantage	Doral, Pall Mall, Misty, GPC, Best Value, Century, Forsyth, Magna, Monarch, Raleigh Extra, Richland, Sterling & Vic
Philip Morris USA	Marlboro, Merit, Parliament, Benson & Hedges, Virginia Slims, Commander, Players Black, Saratoga	Basic, Cambridge, Alpine & Bristol
Lorillard	Newport, Kent, Max, Satin, Triumph, True	Maverick, Old Gold
Based on data collected by IRI, during 2005, 2004 and 2003, RJR Tobacco and B&W’s combined share of the U.S. cigarette market was 29.98%, 30.82% and 32.09%, respectively. During these same years, PMUSA had an overall retail share of 50.73%, 50.00% and 49.37%, respectively, and the remaining participants had lesser shares.
Q1-2006 U.S. Market Share
Source: All market share data is based on information from IRI for Q1-2006.
Competition between brands is primarily based on brand positioning, price, product attributes and packaging, consumer loyalty, promotions, advertising and retail presence. Cigarette brands produced by the major manufacturers generally require competitive pricing, substantial marketing support, retail programs and other incentives to develop, maintain or improve their market positions.
Taxation
Federal, state and municipal governments levy excise taxes on cigarettes. Federal taxes on cigarettes remained stable during 2005, with $0.39 per pack built into the price of cigarettes. State taxes were a more significant part of the total tax burden, with an average of $0.77 per pack during the year. State taxes vary widely, and change frequently, as states adjust their taxation practices to address various policy goals, including deficit reduction. Municipal governments have also been known to levy excise taxes on tobacco products, for example New York City’s instituted tax of $1.50 per pack, over and above the $1.50 per pack imposed at the state level. While the impact of such taxes can be significant in the areas where they are charged, only a small minority of American cities are currently charging taxes on tobacco products. Because taxes are levied on an excise, per-pack basis, further ad valorem taxes are not charged. States may charge sales taxes on tobacco products, but in such instances tobacco is not treated differently from other consumer goods.

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Advertising
Tobacco advertising is regulated by the federal Cigarette Labeling and Advertising Act of 1965, but it is also subject to further rules and regulations, imposed by the states, the federal government, or voluntarily followed by the industry itself.
The MSA places additional restrictions on product marketing. Specific provisions include bans on the following:
•	All outdoor advertising, including billboards, signs and placards in arenas and stadiums;

•	Transit advertising of tobacco products;

•	Payments to promote tobacco products in theatrical films and television shows;

•	Brand name sponsorship of team sports or other events with a significant youth audience;

•	Tobacco brand names for stadiums and arenas; and

•	The use of cartoons in the advertising, promotion, packaging, or labeling of tobacco products.
Due to these significant marketing restrictions, established brands have a competitive advantage over new market entrants. The MSA restrictions on marketing have further established the relative market positions of the premium brands.

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Smokeless Tobacco
Moist snuff is the main growth driver within the $2.5 billion (at wholesale prices) U.S. smokeless tobacco market and is the only major growing category in the U.S. tobacco industry. Moist snuff production grew at a compound annual growth rate of 3.4% from 2000 to 2004. Moist snuff is the most profitable category of the tobacco industry, with gross margins and EBITDA margins generally exceeding 80% and 50%, respectively.
Volumes of smokeless tobacco products other than moist snuff have experienced a declining volume trend. Price increases have mitigated, or in some cases entirely offset, the effect of this decline on industry revenues. Until 1993, loose leaf represented the largest share of the smokeless tobacco market on a per pound basis. A large part of the recent growth of moist snuff has come at the expense of loose leaf and other smokeless categories. The moist snuff category has become increasingly sophisticated in recent years and has developed many of the characteristics of the larger cigarette market, including multiple pricing tiers with intense competition, focused marketing programs and significant product innovation.

U.S. Smokeless Tobacco Market — Product Category Composition
1990	1H 2005

Source: USDA sourcebook.
Historically, the moist snuff category was dominated by premium brands such as Copenhagen, Skoal and Kodiak. With the introduction of Swedish Match’s Timber Wolf brand in 1994 and Conwood’s Grizzly brand in 2001, the price-value and sub-price-value tiers were created. Today, premium brands generally carry prices to wholesalers of $2.75-$3.00 per can while price-value and sub-price-value brands have wholesale prices of $1.50-$2.00 and $0.75-$1.10 per can, respectively.
Moist Snuff Market by Price Tier

	Wholesale Price	1995-2004 Rev. CAGR	Operating Margin
Premium	$2.75-$3.00	0.0%	~60%
Price-value	$1.50-$2.00	18.3%	~50%/~55%
Sub-price value	$0.75-$1.10	Strong Growth (1)	Up to ~50%
Source: CSI Data.

1.	Revenue CAGR data unavailable for sub-price-value tier. Conwood established the sub-price-value tier with its introduction of Grizzly in 2001.

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Conwood is currently the #2 U.S. moist snuff player and as of December 2005 had a #1 or #2 market share position in each of the U.S. smokeless tobacco categories.
Competitive Position

	Conwood	Conwood
Category	Market Share (lbs.)	Market Position	Key Competitors

Premium Moist Snuff (Kodiak)	11% (1)	#2	• UST

Price-Value Moist Snuff(2) (Grizzly, Cougar)	41% (1)	#1	• UST • Swedish Match • Swisher

Moist Snuff Overall	23%	#2	• UST • Swedish Match • Swisher

Loose Leaf (Levi Garrett)	30%	#2	• Swedish Match • North Atlantic Trading

Dry Snuff (Peach)	47%	#1	• UST • Swisher

Plug	55%	#1	• Swedish Match

Twist	54%	#1	• R.C. Owen

1.	Represents share of premium or price-value moist snuff tier only.

2.	Price-value includes both price-value ($1.50 — $2.00 per can) and sub-price-value ($0.75 — $1.10 per can) tiers. Prices given are wholesale prices to distributors. Prices to end customers can vary widely due to state taxes.

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VII. Management and Directors

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VII.	Management and Directors

A.	Reynolds American Executive Officers and Certain Significant Employees
Reynolds American’s management team averages over 20 years of industry experience. Information regarding executive officers and certain significant employees of RAI is set forth below.
Reynolds American Executive Management Team

		Tenure at
Name	Age(1)	RAI(2)	Position
Susan M. Ivey	47	25	Chairman, President and Chief Executive Officer
Lynn J. Beasley	48	24	President and Chief Operating Officer of RJR Tobacco
Charles A. Blixt	54	21	Executive Vice President, General Counsel and Assistant Secretary
Nicholas A. Bumbacco	42	10	President and Chief Executive Officer of Lane
Michael S. Desmond	39	1	Senior Vice President and Chief Accounting Officer
Luis R. Davila	46	19	President of GPI
Jeffrey A. Eckmann	53	26	Executive Vice President — Strategy and Business Development
Daniel A. Fawley	48	10	Senior Vice President and Treasurer
McDara P. Folan, III	47	7	Senior Vice President, Deputy General Counsel and Secretary
Jeffery S. Gentry	48	20	Executive Vice President — Research and Development
Ann A. Johnston	53	18	Executive Vice President — Human Resources
Donald I. Lamonds	49	28	Executive Vice President and Chief Information Officer
Gavin D. Little	39	1	Executive Vice President — Consumer and Trade Marketing
Dianne M. Neal	46	18	Executive Vice President and Chief Financial Officer
Tommy J. Payne	49	18	Executive Vice President — External Relations
Richard M. Sanders	53	29	President and Chief Executive Officer of Santa Fe
Daniel D. Snyder	51	29	Executive Vice President — Operations

1.	Age as of May 1, 2006.

2.	Years of experience at RAI, BAT, or their respective affiliates.
Susan M. Ivey. Ms. Ivey, 47, has been the President and Chief Executive Officer of RAI since January 2004, and was elected Chairman of the Board of RAI effective January 1, 2006, and, since July 2004, has been Chairman of the Board and Chief Executive Officer of RJR Tobacco. Ms. Ivey served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a Director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, Ms. Ivey held a number of positions, including Director of Marketing in China and Head of International Brands at BAT. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing, a position that she held until her appointment in 2001 as President and Chief Executive Officer of B&W. Ms. Ivey joined the Board of Directors of RAI in January 2004. Ms. Ivey also is a member of the Board of Directors of Bellarmine University and the Winston-Salem YWCA, and is a member of The Committee of 200, an international organization of female chief executive officers, entrepreneurs and business leaders, and a member of The Business Council, a national organization of chief executive officers.
Lynn J. Beasley. In January 2002, Ms. Beasley, 48, was promoted to President and Chief Operating Officer of RJR Tobacco, after serving as Executive Vice President-Marketing since 1997, and has been a Director of RJR Tobacco since March 2000. Ms. Beasley joined RJR Tobacco in 1982 as a marketing assistant. After holding a number of positions at RJR Tobacco, she became Senior Vice President of the Winston / Camel business unit in 1993. From 1995 until 1997, she was Senior Vice President of brand marketing for Winston, Camel and Salem. Ms. Beasley is a member of the Board of Trustees of Senior Services, the Board of Directors of Wake Forest University Health Sciences, and a member of the Winston-Salem State University Business Advisory Council for the School of Business and Economics.

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Charles A. Blixt. Mr. Blixt, 54, has been Executive Vice President, General Counsel and Assistant Secretary of RAI since July 2004, and Executive Vice President and General Counsel of RJR Tobacco since 1998. He has been President and Director of RJR since July 2004, and served as Executive Vice President, General Counsel and Assistant Secretary of RJR from June 1999 to July 2004. Mr. Blixt joined RJR Tobacco as Associate Counsel-Litigation in 1985, was Senior Vice President and General Counsel of RJR Tobacco from 1995 until 1998, and served as a Director of RJR Tobacco from 1995 until March 2000. Mr. Blixt is a member of the Board of Directors of Technology Concepts & Design, Inc., an affiliate of RJR, and Targacept, Inc. He also serves on the Board of Trustees of Salem College and Academy. In January 2006, RAI announced Mr. Blixt’s plans to leave RAI’s employ following the completion of a transitional period once his successor has been named.
Nicholas A. Bumbacco. In October 2005, Mr. Bumbacco, 42, was promoted to President and Chief Executive Officer of Lane after serving as Vice President-Trade Marketing from April 2004 to September 2005. Prior to joining Lane, Mr. Bumbacco was director of strategic account management of B&W from November 2001 to March 2004, was director of specialty markets of B&W from 2000 to October 2001, was region director of B&W from 1999 to 2000 and was regional trade marketing manager for BAT Malaysia from 1996 to 1999.
Michael S. Desmond. Mr. Desmond, 39, joined RAI in April 2005 and was elected Senior Vice President and Chief Accounting Officer of RAI in May 2005. Prior to joining RAI, Mr. Desmond was a partner in audit and enterprise-risk services at Deloitte & Touche LLP from June 2002 to March 2005 and was a partner in audit and advisory services at Arthur Andersen LLP from September 2001 to May 2002, having joined that firm in 1988. Mr. Desmond serves as a member of the accounting advisory board of Appalachian State University, as well as the board of the Piedmont Triad Entrepreneurial Network.
Luis R. Davila. Mr. Davila, 46, was promoted to President of GPI in January 2006, after serving as Vice President Export Markets since 2004. Mr. Davila joined R. J. Reynolds Tobacco Co. in 1985 as assistant marketing manager for the Winston brand and was promoted to marketing manager for Winston in 1987. Beginning in 1988, Mr. Davila held various positions with the international tobacco business of RJR, until that business was sold in 1999 to Japan Tobacco Inc. Immediately after that transaction, Mr. Davila commenced working for Japan Tobacco Inc., and returned in 2001 to work for R. J. Reynolds Tobacco Co. where he held various sales and marketing positions until 2004.
Jeffrey A. Eckmann. Mr. Eckmann, 53, joined RAI in July 2004 as Executive Vice President-Strategy, Planning and Integration. In February 2005, his title was changed to Executive Vice President-Strategy, IT, Integration and Business Development, and in January 2006, Mr. Eckmann’s title was changed to Executive Vice President-Strategy and Business Development. Mr. Eckmann also has been the Executive Vice President-Strategy, Integration and IT of RJR Tobacco since May 4, 2005, which title was changed to Executive Vice President — Strategy and Business Development in February 2006. Mr. Eckmann served as Senior Vice President and Chief Financial Officer of B&W from 2001 to July 2004, and as Director of B&W from 2001 to July 2004. From 1980 to 1988, Mr. Eckmann held a number of management positions in finance with B&W and BATUS Inc., the former U.S. holding company of B&W. From 1988 to 1990, Mr. Eckmann served as Executive Vice President of Ivey’s, a former affiliate department store of B&W based in Charlotte, North Carolina. He rejoined B&W in 1991 as Vice President-Strategy and Planning and also served as Vice President and Controller before becoming Chief Financial Officer. He serves on the Board of Directors of the Northern Illinois University Foundation, Dare to Care Food Bank and Soteria Imaging Services.
Daniel A. Fawley. Mr. Fawley, 48, has served as Senior Vice President and Treasurer of RAI, RJR Tobacco and RJR since September 2004. He was previously Vice President and Assistant Treasurer of RJR from 1999 until July 2004 and of RAI from July until September 2004. He served as Director-Treasury from 1997 to 1999, and as Senior Manager-Treasury from 1996 to 1997, of RJR Nabisco, Inc.
McDara P. Folan, III. Mr. Folan, 47, has been Senior Vice President, Deputy General Counsel and Secretary of RAI since July 2004. Mr. Folan served as Vice President, Deputy General Counsel and Secretary of RJR from June 1999 to July 2004, and has been Senior Vice President and Secretary and Director of RJR since July 2004. He also was Vice President, Deputy General Counsel and Secretary of RJR Tobacco from June 1999 to March

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2000, and currently serves as Assistant Secretary of RJR Tobacco. Mr. Folan serves on the Board of Directors of the Piedmont Triad Chapter of the Juvenile Diabetes Research Foundation, the advisory board for Brenner Children’s Hospital and the Board of Advisors of Salem College and Academy and is Vice Chairman of the Board of Trustees of the Arts Council of Winston-Salem and Forsyth County.
Jeffery S. Gentry. Dr. Gentry, 48, was promoted to Executive Vice President-Research and Development of RJR Tobacco in December 2004, after serving as Vice President-Product Development since 2000. Dr. Gentry joined RJR Tobacco in 1986 as a research and development chemist. Through a series of promotions, he became the Director of new product development in 1999. He is the co-founder of No Limits II, a non-profit event that provides social opportunities for disabled adults in the Winston-Salem, North Carolina area.
Ann A. Johnston. Ms. Johnston, 53, has been Executive Vice President — Human Resources of RAI since July 2004 and Executive Vice President — Human Resources of RJR Tobacco after serving as Vice President — Human Resources of RJR Tobacco since 1998. Ms. Johnston also served as Executive Vice President — Human Resources of RJR from January 2002 to July 2004. She joined RJR Tobacco in 1988 as a compensation manager, and was promoted to Personnel Manager in 1989 and to Director of compensation/benefits/ HRIS in 1993. Ms. Johnston serves as Chairman of the Board of Directors for Allegacy Federal Credit Union, is a member of the HR advisory board for the Moore School of Business at the University of South Carolina and serves on the Board of Visitors for the Babcock Graduate School of Management at Wake Forest University. Ms. Johnston also serves on the Boards of Directors of the Winston-Salem Symphony, the Winston-Salem Industries for the Blind, the Winston-Salem YWCA and the Deacon Club of Wake Forest University.
Donald I. Lamonds. In December 2005, Mr. Lamonds, 49, was promoted to Executive Vice President and Chief Information Officer of RJR Tobacco, after serving as Senior Vice President and Chief Information Officer — Information Technology for RJR Tobacco since June 2004. Mr. Lamonds joined RJR Tobacco in 1978 as a junior engineer, and held a number of positions, including Vice President of Engineering from 1995 to December 2002, and Vice President — Information Resources from January 2003 to May 2004. Mr. Lamonds is currently an Advisory Board member for the engineering college of North Carolina State University and is Chairman of the CIO Alliance.
Gavin D. Little. Mr. Little, 39, was named Executive Vice President — Consumer and Trade Marketing of RJR Tobacco in March 2006. Prior to joining RJR Tobacco, Mr. Little was European Marketing Director for BAT from March 2005 to January 2006. Mr. Little joined BAT in 1995 and held various marketing roles around the world. Beginning in 1999, he was appointed to various Managing Director (chief executive officer) positions for BAT divisions including BAT Nordic, BAT Romania and BAT’s Global Other Tobacco Products division until his appointment as European Marketing Director.
Dianne M. Neal. Ms. Neal, 46, has been Executive Vice President and Chief Financial Officer of RAI since July 2004, of RJR since February 2005 and of RJR since July 2003. Ms. Neal also served as Executive Vice President and Chief Financial Officer of RJR from July 2003 to July 2004, after serving as Vice President — Investor Relations of RJR from 1999 to 2003. Ms. Neal joined RJR Tobacco in 1988 and held a number of financial management positions within various RJR Tobacco business units. In 1997, she was promoted to Vice President and Controller of RJR Tobacco.
Tommy J. Payne. Mr. Payne, 49, has been Executive Vice President — External Relations of RAI since July 2004, and of RJR Tobacco since July 1999. Mr. Payne served as Executive Vice President — External Relations at RJR from July 1999 to July 2004. He served as Senior Vice President — External Relations of RJR Tobacco from 1998 to July 1999 and of RJR from June 1999 to July 1999. He joined RJR in 1988 and was promoted to Vice President — Federal Government Affairs of RJR Tobacco in Washington, D.C., in 1994. Mr. Payne serves on the Boards of Trustees of Winston-Salem State University and the Southeast Center for Contemporary Art, the North Carolina Community Colleges Foundation Board of Advisors and the Board of Directors of the R. J. Reynolds Foundation.

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Richard M. Sanders. In connection with RJR’s acquisition of Santa Fe Natural Tobacco Company, Inc., in January 2002, Mr. Sanders, 53, was named President and Chief Executive Officer of Santa Fe. From December 1999 until January 2002, he served as Senior Vice President — Marketing of RJR Tobacco while continuing his role as President — Sports Marketing Enterprises, a former division of RJR Tobacco. Mr. Sanders joined RJR Tobacco in Marketing in 1977 and has held several positions during his career, including Vice President — Advertising and Brand Management, Vice President — Marketing and Sales Operations and Area Vice President — Sales. He is Chairman of the Board of Directors of the Natural American Spirit Foundation, Vice-Chair of the Board of Directors of Santa Fe Economic Development, Inc. and a board member of Minnesota Resources.
Daniel D. Snyder. Mr. Snyder, 51, has been Executive Vice President — Operations and a Director of RJR Tobacco since July 2004. Since July 2002, Mr. Snyder served as Senior Vice President — Operations of B&W after serving as Vice President of Technology and Quality since early 2001. Mr. Snyder served as a director of B&W from 2002 until July 2004. Mr. Snyder originally joined B&W in 1977 and worked as a process engineer until 1979. He returned to B&W in 1981 as a project engineer and was promoted to Divisional Vice President of Manufacturing in 1991. Mr. Snyder serves on the Board of Directors of the Forsyth Tech Foundation.
B.	Reynolds American Board of Directors
Reynolds American Board of Directors

Name	Class	Committees
Betsy S. Atkins	Class I	Compensation, Corporate Governance and Nominating
John T. Chain, Jr.	Class III	Compensation, Corporate Governance and Nominating
Martin D. Feinstein	Class III	Audit, Compensation
E.V. (Rick) Goings	Class I	Compensation
Susan M. Ivey	Class III	—
Nana Mensah	Class I	Audit
Antonio Monteiro de Castro	Class II	—
H.G.L. (Hugo) Powell	Class II	Audit, Corporate Governance and Nominating
Joseph P. Viviano	Class II	Compensation, Corporate Governance and Nominating
Thomas C. Wajnert	Class II	Audit, Corporate Governance and Nominating
Neil R. Withington	Class III	—
Note: The Board of Directors of Reynolds American consists of 11 members divided into three classes serving staggered terms of three years, with the terms of class I, class II and class III directors ending, respectively, on the dates of RAI’s 2008, 2009 and 2007 annual meetings.
Betsy S. Atkins. Director since July 30, 2004 (Class I). Ms. Atkins has been the chief executive officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as chairman and chief executive officer of NCI, Inc., a functional food/nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, and a member of its Board of Directors, and served as its worldwide sales, marketing and international executive vice president prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins currently serves on the Board of Directors of Polycom, Inc., Chico’s FAS Inc., and SunPower Corporation, as well as a number of private companies. Ms. Atkins also was a presidential appointee to the Pension Benefit Guaranty Corporation advisory committee and is a governor-appointed member of the Florida International University Board of Trustees.
John T. Chain, Jr. Director since July 30, 2004 (Class III), Lead Director since Jan. 1, 2006. General (retired) Chain has been the chairman of Thomas Group, Inc., an international management-consulting firm, since May 1998 and has been a member of the Board of Directors of Thomas Group, Inc. since May 1995. He served as the president of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, from January 1996 to January 2003. He also served as special assistant to the chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an executive vice president of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the U.S. Air Force. He also was a member of the Board of

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Directors of RJR from June 1999 to July 2004, RJR Nabisco, Inc. (now known as RJR) from 1994 until June 1999, and of Nabisco Group Holdings Corp., the former parent of RJR, from 1994 to December 2000. General Chain is a member of the boards of directors of ConAgra Foods, Inc., Northrop Grumman Corporation, Kemper Insurance and Thomas Group, Inc.
Martin D. Feinstein. Director since Nov. 30, 2005 (Class III). Martin D. Feinstein was the chairman of Farmers Group, Inc. and Farmers New World Life Insurance Company from 1997 to July 2005, and served as the chief executive officer of Farmers Group, Inc. from 1997 to April 2005, and as president and chief operating officer of Farmers Group, Inc. from 1995 to 1996. He retired from Farmers Group, Inc. in July 2005. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc., including senior vice president — property/casualty operations; senior vice president — chief information officer and senior vice president — chief marketing officer from 1980 to 1994. Farmers Group, Inc., is a holding company of Farmers New World Life Insurance Company. Farmers Group, Inc. was an indirect, wholly-owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT from 1988 to 1998. Mr. Feinstein was a member of the Board of Directors of B.A.T. Industries p.l.c. from January 1997 to September 1998 and was a member of the Group Management Board of Zurich Financial Services from 1988 to April 2005. He currently sits on the boards of Openwork and Clear Technology.
E.V. (Rick) Goings. Director since July 30, 2004 (Class I). Mr. Goings has been chairman and chief executive officer of Tupperware Brands Corporation, a worldwide direct-selling consumer products company, since October 1997, and served as its president and chief operating officer from November 1992 until October 1997. Prior to joining Tupperware, Mr. Goings served at Avon Products Inc., a leading direct seller of beauty and related products, from 1985 to November 1992, where he held a number of senior management positions: in Europe as president of Avon Germany; in the Pacific Rim as group vice president and senior operating officer; and ultimately in the U.S. as president of Avon USA. Mr. Goings served on the board of RJR from June 2002 through July 2004. Mr. Goings is also a member of the boards of directors of Tupperware Brands Corporation, Rollins College and SunTrust Bank, Central Florida, N.A., and is the former national chairman, and current chairman-elect of the Board of Governors for the Boys and Girls Clubs of America.
Susan M. Ivey. Director since Jan. 5, 2004 (Class III), Chairman since Jan. 1, 2006. Please refer to the Reynolds American Corporate Management section for biographical information
Nana Mensah. Director since July 30, 2004 (Class I). Mr. Mensah has been the chairman and chief executive officer of ‘XPORTS, Inc., a privately held company that exports food packaging and food processing equipment, and pharmaceuticals to foreign markets, since January 2005. He previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He had served as the chief operating officer — domestic of Church’s Chicken, a division of AFC Enterprises, Inc, and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah was president, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. He also was a management consultant from October 1999 to September 2000. Previously, Mr. Mensah served as president and chief operating officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold under his auspices in October 1999. From 1994 until 1997, he worked for PepsiCo in a variety of senior executive positions. Mr. Mensah served on the board of RJR from June 1999 through July 2004. Mr. Mensah is a distinguished fellow at Georgetown College in Kentucky. He is also a member of the boards of trustees of the Lexington Philharmonic Society and the Children’s Miracle Network.
Antonio Monteiro de Castro. Director since July 30, 2004 (Class II). Mr. Monteiro de Castro has been the chief operating officer of BAT, the world’s second-largest publicly traded tobacco group, since January 2004 and has served as a director of BAT since March 2002. He joined BAT in 1996 as the regional director for Latin America and the Caribbean. Previously, Mr. Monteiro de Castro served as vice president of Souza Cruz SA, the Brazilian subsidiary of BAT, beginning in 1989. He became president and CEO of Souza Cruz SA in 1991 and served in such capacity until 1995. Mr. Monteiro de Castro is also president of the administrative council, Souza Cruz SA, and a member of the board of the Getulio Vargas Foundation.

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H.G.L. (Hugo) Powell. Director since July 30, 2004 (Class II). Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as chief executive officer since 1999. During Mr. Powell’s tenure as chief executive officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including chief executive officer of Interbrew Americas since 1995.
Joseph P. Viviano. Director since July 30, 2004 (Class II). Mr. Viviano served as the vice chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been president and chief operating officer of Hershey Foods Corporation from 1994 through 1998. Mr. Viviano served on the board of RJR from June 1999 through July 2004. He is a member of the boards of directors of Chesapeake Corporation, Harsco Corporation and RPM International, Inc.
Thomas C. Wajnert. Director since July 30, 2004 (Class II). Mr. Wajnert has been managing director of Fairview Advisors, LLC, a merchant bank he co-founded, since January 2002. Mr. Wajnert retired as chairman of the board and chief executive officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. He was self-employed and participated in several private equity transactions in the technology and human resources outsourcing areas from December 1997 to December 2001. Mr. Wajnert served on the board of RJR from June 1999 through July 2004. Mr. Wajnert serves on the boards of directors of JLG Industries, Inc., NYFIX, Inc. and United Dominion Reality Trust, Inc. He is also non-executive chairman of FGIC, Inc., a privately held financial guarantee insurance company.
Neil R. Withington. Director since July 30, 2004 (Class III). Mr. Withington has been director, legal and security, and group general counsel of BAT, the world’s second-largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a senior lawyer and served in that capacity until 1995. He was named as the assistant general counsel and head of product liability litigation group of BAT in 1996. Mr. Withington then served as the deputy general counsel of BAT from 1998 until 2000.

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VIII. Historical Financial Overview

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VIII. Historical Financial Overview

A. Summary Financial Information
The following tables and management discussion provide a summary of RAI’s financial information for 2003, 2004 and 2005, as well as for the latest twelve months ended March 31, 2006. Investors should refer to RAI’s annual, quarterly and current reports, proxy statements and other information filed with the Securities and Exchange Commission for a more comprehensive description of its business.
RAI Financial Information

($ in millions)	Year Ended December 31,						LTM
	2003A		2004A		2005A		3/31/2006
Consolidated Statement of Income
Net Sales	$5,267		$6,437		$8,256		$8,259

Cost of products sold	3,218		3,872		4,919		4,973
Selling, general and administrative expenses	1,327		1,455		1,611		1,589
(Gain) loss on sale of assets	0		0		24		24
Amortization expense	0		24		41		33
Fixture Impairment	106		0		0		0
Restructuring and asset impairment charges	368		5		2		2
Goodwill and trademark impairment charges	4,089		199		200		200

Operating income	($3,841)		$882		$1,459		$1,438

Interest and debt expense	111		85		113		124
Interest income	(29)		(30)		(85)		(104)
Other (income) expense, net	(5)		(2)		15		11

Income from continuing operations before income taxes	($3,918)		$829		$1,416		$1,407

Provision for (benefit from) income taxes	(229)		202		431		423

Income from continuing operations	($3,689)		$627		$985		$984

Adjusted EBIT	$727		$1,199		$1,831		$1,852
% margin	13.8%		18.6%		22.2%		22.4%
Adjusted EBITDA	$878		$1,352		$2,026		$2,038
% margin	16.7%		21.0%		24.5%		24.7%

Selected Cash Flow and Balance Sheet Items
Capital Expenditures	$70		$92		$105		$128
Cash & Short Term Investments	1,630		1,972		2,706		1,991	(1)
Total Assets	9,677		14,428		14,519		13,737	(1)
Total Debt	1,727		1,645		1,748		1,545	(1)
Shareholders’ Equity	3,057		6,176		6,553		6,718

Credit Statistics
Total Debt/ Adjusted EBITDA	2.0	x	1.2	x	0.9	x	0.8	x
Adjusted EBITDA/Total Interest Expense	7.9	x	15.9	x	17.9	x	16.4	x
(Adjusted EBITDA-Capex)/Total Interest Expense	7.3	x	14.8	x	17.0	x	15.4	x
Total Debt/Total Capitalization	36.1%		21.0%		21.1%		18.7%
Note: Reconciliations of the non-GAAP measures used herein to the most directly comparable GAAP financial measures appear in this Section VIII., or else are reconciled in footnotes to financial tables in which such non-GAAP measures appear.
1. Pro forma for the repayment of unsecured notes of $190 million due May 2006.

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RAI GAAP to Non-GAAP Reconciliation

($ in millions)	Year Ended December 31,				LTM
	2003A	2004A	2004PF	2005A	3/31/2006

Operating Income	($3,841)	$882	$1,082	$1,459	$1,438
Other (income) expense, net	(5)	(2)	—	15	11

Unadjusted EBIT	($3,836)	$884	$1,082	$1,444	$1,427

Depreciation & Amortization	151	153	NA	195	186

Unadjusted EBITDA	($3,685)	$1,037	NA	$1,639	$1,613

Adjustments:
Impairment charges	$4,195	$199	$199	$200	$200
Merger/integration charges	—	130	164	107	92
RAI settlements (California)	—	50	50	—	—
Phase II Growers’ Trust	—	(69)	(69)	(27)	38
Tobacco buyout assessment	—	—	—	81	69
Loss on sale of assets	—	—	—	24	24
Net restructuring charges	368	5	6	2	2

Addback (deduction)	$4,563	$315	$350	$387	$425

Adjusted EBIT	$727 (1)	$1,199 (2)	$1,432 (3)	$1,831 (5)	$1,852	(6)
% margin	13.8%	18.6%	17.3%	22.2%	22.4%
Adjusted EBITDA	$878 (1)	$1,352 (2)	NA(4)	$2,026 (5)	$2,038	(6)
% margin	16.7%	21.0%	NA	24.5%	24.7%

Note: Reconciliations of the non-GAAP measures used herein to the most directly comparable GAAP financial measures appear on this page, or else are reconciled in footnotes to financial tables in which such non-GAAP measures appear.
1.	Results exclude the impact of a $4,089 million charge for goodwill impairment, a $106 million charge for fixture impairment and a $368 million restructuring charge.

2.	Results reflect the reported results of RAI (including the U.S. tobacco business of B&W after July 30, 2004) and exclude the impact of a $5 million net restructuring charge, a $199 million goodwill impairment charge, merger/integration costs of $130 million, a $50 million settlement cost and a non-recurring benefit of $69 million related to the Phase II Growers Trust.

3.	Results reflect the reported results of RAI (including the U.S. tobacco business of B&W after January 1, 2004) adjusted for the items detailed in Note 3 as well as $34 million in additional merger/integration costs and an additional $1 million of net restructuring charges.

4.	Company does not disclose pro forma depreciation and amortization figures.

5.	Results adjusted to exclude intangible impairment of $200 million, merger integration costs of $107 million, a tobacco buyout assessment cost of $81 million, a non-recurring benefit of $79 million and a non-recurring $52 million expense related to the Phase II Growers Trust, net restructuring charges of $2 million and a $24 million loss on sale of assets.

6.	Q1 2005 results exclude the impact of a $65 million benefit related to the Phase II Growers Trust, a $22 million charge related to merger/integration costs and a $3 million charge related to tobacco buyout assessment costs. Q1 2006 results exclude the impact of a non-recurring $9 million gain related to the tobacco buyout assessment and a $7 million charge related to merger/integration expenses.
RAI — Management’s Discussion and Analysis of Financial Condition and Results of Operations
For “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, please refer to the Annual Report on Form 10-K for the year ended December 31, 2005, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, posted separately to IntraLinks.

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Conwood GAAP to Non-GAAP Reconciliation

($ in millions)	2001A	2002A	2003A	2004A	2005A

Operating Income	$168	$181	$197	$231	$248
Other Income / (Expense)	(1)	1	—	—	—

Unadjusted EBIT	$167	$181	$197	$231	$248
Depreciation & Amortization	10	9	10	10	10

Unadjusted EBITDA	$177	$190	$207	$241	$258
Note: Total values may not sum due to rounding.
B. 2005 Pro Forma Financial Information (Posted separately to IntraLinks)

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Appendices

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Appendices (Posted to IntraLinks)

A.	RAI Annual Report on Form 10-K for the year ended December 31, 2005

B.	RAI Quarterly Report on Form 10-Q for quarter ended March 31, 2006

C.	RAI Current Report on Form 8-K filed April 25, 2006

D.	Conwood Companies’ Audited Combined Financial Statements for the year ended December 31, 2005